Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ChipMOS TECHNOLOGIES INC.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. Shih-Jye Cheng

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated financial statements of ChipMOS TECHNOLOGIES INC. and subsidiaries as of and for the years ended December 31, 2012, 2013 and 2014, incorporated herein by reference and to the reference to our firm under the heading “EXPERTS” in the proxy statement/prospectus.

Yours faithfully,

/s/ TIAOHO & CO.

TIAOHO & CO.

Taiwan

February 26, 2016